As filed with the Securities and Exchange Commission on September 19, 2014

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

COMBIMATRIX CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	47-0899439
(State or other jurisdiction of	(I.R.S. Employer
incorporation )	Identification Number)

310 Goddard, Suite 150

Irvine, California  92618

(949) 753-0624

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

SCOTT R. BURELL

Chief Financial Officer

CombiMatrix Corporation

310 Goddard, Suite 150

Irvine, California  92618

(949) 753-0624

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Parker A. Schweich, Esq.
Dorsey & Whitney LLP

600 Anton Boulevard

Suite 2000

Costa Mesa, California 92626

(714) 800-1400

Approximate date of commencement of proposed sale to the public:
from time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001
Preferred Stock, par value $0.001
Warrants
Debt Securities
TOTAL:	$85,904,047.65		$85,904,047.65	$3,930

(1)                                      Not specified with respect to each class of securities being registered under this registration statement pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). There are being registered under this registration statement such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities, which may be senior or subordinated, of the registrant and such indeterminate number of warrants, all at indeterminate prices, as shall have an aggregate initial offering price not to exceed $85,904,047.65 or the equivalent amount denominated in one or more foreign currencies, currency units or composite currencies. The common stock to be issued pursuant to this registration statement may include the issuance of up to 275,000 shares of common stock issuable pursuant to currently outstanding warrants at an exercise price of $3.49 per share through September 20, 2018, which warrants were previously registered under the registrant’s registration statement on Form S-3, initially filed with the Securities and Exchange Commission (the “SEC”) on August 17, 2011 (No. 333-176372) (the “Prior Registration Statement”). If any debt securities are issued at an original issue discount, then the debt securities registered pursuant to this registration statement shall include such greater principal amount as may be sold for an aggregate initial offering price of up to the proposed aggregate offering price set forth above. Any securities registered under this registration statement may be sold separately, together or as units with other securities registered under this registration statement or with the common stock previously registered on Registration Statement No. 333-152970 initially filed with the SEC on August 12, 2008. Also includes such indeterminate number of shares of common stock or preferred stock, warrants or debt securities as may be issued upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities (or pursuant to any anti-dilution provisions of any of the foregoing) as may be offered pursuant to any prospectus or prospectus supplement filed with this registration statement. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, recapitalizations or similar transactions effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock or preferred stock. So long as the aggregate market value of the registrant’s common stock held by non-affiliates remains below $75,000,000, the aggregate maximum offering price of all securities issued in any given 12-calendar month period pursuant to this and any other registration statement relying on General Instruction I.B.6 of Form S-3 may not exceed one-third of the aggregate market value of the registrant’s common stock held by non-affiliates.  The foregoing notwithstanding, the only debt securities being offered pursuant to this registration statement shall be debt securities that are exempt from the Trust Indenture Act of 1939 pursuant to Section 304(a)(8) thereof, and the aggregate maximum offering price of all debt securities issued in any given 12-calendar month period pursuant to this registration statement relying on Section 304(a)(8) of the Trust Indenture Act of 1939 may not exceed $5,000,000.

(2)                                      Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act. The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act. The proposed maximum initial offering prices per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement. The registrant previously registered $100,000,000 in common stock on Registration Statement No. 333-152970 that was declared effective on August 20, 2008, $100,000,000 in common stock, preferred stock, warrants and debt securities on Registration Statement No. 333-153434 that was declared effective on September 16, 2008, and $91,750,000 in common stock, preferred stock, warrants and debt securities on the Prior Registration Statement that was declared effective on October 17, 2011. Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of Registration Statement No. 333-153434 also related to the previously registered common stock under Registration Statement No. 333-152970. The filing fee associated with such securities was previously paid with Registration Statement No. 333-152970 and was carried forward to Registration Statement No. 333-153434 and the Prior Registration Statement.

(3)                                      Pursuant to Rule 457(o) under the Securities Act, the registration fee is calculated on the maximum offering price of all securities listed, and the table does not specify information by each class about the amount to be registered. Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement covers a total of $85,904,047.65 of unsold securities that had previously been registered under the Prior Registration Statement and that are being carried forward to this registration statement. The Prior Registration Statement initially registered securities for a maximum aggregate offering price of $91,750,000 and of that amount the registrant has previously sold common stock, preferred stock and warrants for an aggregate offering price of $5,845,952.35, leaving a balance of unsold securities with an aggregate offering price of $85,904,047.65.  In connection with the registration of securities on the Prior Registration Statement, the registrant paid a registration fee of $3,930 as described above, which covered such unsold securities and which registration fee is being carried forward to this registration statement and will continue to be applied to such unsold securities pursuant to Rule 415(a)(6). Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement. If the registrant sells any of such unsold securities pursuant to the Prior Registration Statement after the date of the initial filing, and prior to the date of effectiveness, of this registration statement, the registrant will file a pre-effective amendment to this registration statement which will reduce the number of such unsold securities included on this registration statement.

EXPLAINATORY NOTE

We previously filed a universal shelf registration statement on Form S-3 (File No. 333-176372) on August 17, 2011 (the “Prior Registration Statement”), which was declared effective on October 17, 2011.  Because the Prior Registration Statement expires on October 17, 2014, we are filing this Registration Statement pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, covering the unsold securities that were registered on the Prior Registration Statement.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
(SUBJECT TO COMPLETION:  DATED SEPTEMBER 19, 2014)

COMBIMATRIX CORPORATION

Up to $85,904,047.65

COMMON STOCK, PREFERRED STOCK, WARRANTS, DEBT SECURITIES

We may sell from time to time shares of the securities offered by this prospectus at prices and on terms to be determined at or prior to the time of each sale. We will describe the specific terms and amounts of the securities offered in a prospectus supplement for each sale. You should carefully read this prospectus and any prospectus supplement before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is traded on the Nasdaq Capital Market under the symbol “CBMX.”  On September 18, 2014, the closing sale price of our common stock on the Nasdaq Capital Market was $1.47 per share.

The aggregate market value of our outstanding common stock held by non-affiliates is $26,438,069 based on 11,063,246 shares of outstanding common stock, of which 11,015,862 shares are held by non-affiliates, and a per share price of $2.40 based on the closing sale price of our common stock on July 22, 2014. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Our principal executive offices are located at 310 Goddard, Suite 150, Irvine, California 92618.

These are speculative securities. Investing in these securities involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is              , 2014.

In this prospectus, references to “we,” “us,” “our” or “CombiMatrix” mean CombiMatrix Corporation and its subsidiary.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf process, we may sell any combination of securities described in this prospectus in one or more offerings, up to the total dollar amounts appearing on the cover of this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we offer the securities, a prospectus supplement will be provided that will contain specific information about the terms of the offering, including the type(s), amount(s) and price(s) of the securities being offered and the plan of distribution. The prospectus supplement for a particular offering may also add, update or change information contained in this prospectus. In addition, any prospectus supplement relating to a particular offering may be updated or supplemented. You should read carefully both this prospectus and any applicable prospectus supplement together with the additional information about us to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than its date, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

COMBIMATRIX CORPORATION

We provide valuable molecular diagnostic solutions and comprehensive clinical support for the highest quality of care.  We specialize in miscarriage analysis, prenatal and pediatric healthcare, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies.  We perform genetic testing utilizing a variety of advanced cytogenomic techniques, including microarray, standardized and customized fluorescent in-situ hybridization and high resolution karyotyping.  We emphasize support for healthcare professionals, to ensure data understanding and communication of results to patients.  We deliver high-technology driven answers, with a high degree of assistance for the ordering physician and staff.

Our principal business office is located at 310 Goddard, Suite 150, Irvine, California 92618, and our telephone number is (949) 753-0624. Our website address is www.combimatrix.com. Information contained in our website or any other website does not constitute part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk.  Before deciding to invest in our securities or to maintain or increase your investment, you should carefully consider the risks described below, in addition to the other information contained in this prospectus, any prospectus supplement, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports filed on Form 8-K, and in our other filings with the Securities and Exchange Commission, including any subsequent reports filed on Forms 10-K, 10-Q and 8-K.  The risks and uncertainties described below are not the only ones that we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations.  If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed.  In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Related To Our Business

We have a history of losses and expect to incur additional losses in the future.

We have sustained substantial losses since our inception. We may never become profitable, or if we do, we may not be able to sustain profitability. We expect to incur significant research and development, marketing, general and administrative expenses. As a result, we expect to incur losses for the foreseeable future.

To date, we have relied primarily upon selling equity and convertible debt and equity securities, as well as payments from strategic partners, to generate the funds needed to finance the implementation of our business strategies. We cannot assure you that we will not encounter unforeseen difficulties, including the outside influences identified below that may deplete our capital resources more rapidly than anticipated. Our subsidiary companies also may be required to obtain additional financing through bank borrowings, debt or equity financings or otherwise, which would require us to make additional investments or face a dilution of our equity interests. We cannot be sure that additional funding will be available on favorable terms, if at all. If we fail to obtain additional funding when needed for our subsidiary companies and ourselves, we may not be able to execute our business plans or continue operations, and our business may be materially adversely affected.

We began commercialization of our molecular diagnostics services in 2006. Accordingly, we have a limited operating history of generating revenues from services. In addition, we are still developing our technologies and service offerings and are subject to the risks, expenses and difficulties frequently encountered by companies with such limited operating histories. Since we have a limited operating history, we cannot assure you that our operations will become profitable or that we will generate sufficient revenues to meet our expenditures and support our activities.

Because our business operations are subject to many uncontrollable outside influences, we may not succeed.

Our business operations are subject to numerous risks from outside influences, including the following:

•                  Technological advances may make our array-based technology obsolete or less competitive, and as a result, our revenue and the value of our assets could materially decrease.

Our services are dependent upon oligonucleotide and SNP array-based technologies. These technologies compete with conventional diagnostic technologies such as karyotyping, FISH and polymerase chain reaction, or PCR-based tests. Our services are substantially dependent upon our ability to offer the latest in microarray technology in the chromosomal microarray analysis and proteomic markets. We expect to face additional competition from new market entrants and consolidation of our existing competitors. Many of our competitors have existing strategic relationships with major pharmaceutical and biotechnology companies, greater commercial experience and substantially greater financial and personnel resources than we do. We expect new competitors to emerge and the intensity of competition to increase in the future. If these companies are able to offer technological advances, our services may become less valuable or even obsolete. We cannot provide any assurance that existing or new competitors will not enter the market with the same or similar technological advances before we are able to do so.

•                  Our technologies face uncertain market value.

Our business includes many services, some of which were more recently introduced into the market. We cannot provide any assurance that the increase, if any, in market acceptance of these technologies and services will meet or exceed our expectations.

Further, we are developing services, some of which have not yet been introduced into the market. A lack of or limited market acceptance of these technologies and services will have a material adverse effect upon our results of operations.

•                  Substantially all of the components and raw materials used in providing our testing services, including array slides and reagents, are currently provided to us from a limited number of sources or in some cases from a single source, and the loss or interruption of our supply sources may materially adversely impact our ability to provide testing services to meet our existing or future sales targets.

Substantially all of the components and raw materials used in providing our testing services, including array slides and reagents, are currently provided to us from a limited number of sources or in some cases from a single source. Any supply interruption in a sole-sourced component or raw material might result in up to a several-month production delay and materially harm our ability to provide testing services until a new source of supply, if any, could be located and qualified. In addition, an uncorrected impurity or supplier’s variation in a raw material, either unknown to us or incompatible with our process, could have a material adverse effect on our ability to provide testing services. We may be unable to find a sufficient alternative supply channel in a reasonable time period, or on commercially reasonable terms, if at all.

Any one of the foregoing outside influences may require us to seek additional financing to meet the challenges presented or to mitigate a loss in revenue, and we may not be able to obtain the needed financing in a timely manner on commercially reasonable terms or at all. Further, any one of the foregoing outside influences affecting our business could make it less likely that we will be able to gain acceptance of our array technology by researchers in the pharmaceutical, biotechnology and academic communities.

Our revenues will be unpredictable, and this may materially adversely affect our financial condition.

The amount and timing of revenues that we may realize from our business will be unpredictable because whether our services are commercialized and generate revenues depends, in part, on the efforts and timing of our potential customers.

Also, our sales cycles may be lengthy. As a result, our revenues may vary significantly from quarter to quarter, which could make our business difficult to manage and cause our quarterly results to be below market expectations. If this happens, the price of our common stock may decline significantly.

The genetic diagnostic laboratory market is characterized by rapid technological change, frequent new product and services introductions, and evolving industry standards, and we may encounter difficulties keeping pace with changes in this market.

The introduction of diagnostic tests embodying new technologies and the emergence of new industry standards can render existing tests obsolete and unmarketable in short periods of time. We expect our competitors to introduce new products and services and enhancements to their existing products and services. We may not be able to enhance our current tests, or to develop new tests, in a manner that keeps pace with emerging industry standards and achieves market acceptance. Our inability to accomplish any of these endeavors will likely have a material adverse effect on our business, operating results, cash flows, and financial condition.

If we do not enter into successful partnerships and collaborations with other companies, we may not be able to fully develop our technologies or services, and our business could be materially adversely affected.

Since we do not possess all of the resources necessary to develop and commercialize services that may result from our technologies on a mass scale, we will need either to grow our sales, marketing and support group or make appropriate arrangements with strategic partners to market, sell and support our services. We believe that we will have to enter into additional strategic partnerships to develop and commercialize future services. If we cannot identify adequate partners, if we do not enter into adequate agreements, or if our existing arrangements or future agreements are not successful, our ability to develop and commercialize services will be impacted negatively, and our revenues will be materially adversely affected.

We have limited commercial experience in marketing or selling any of our potential services, and unless we develop these capabilities, we may not be successful.

Even if we are able to develop our services for commercial release on a large scale, we have limited experience in performing our tests in the volumes that will be necessary for us to achieve commercial sales and in marketing or selling our services to potential customers. We cannot assure you that we will be able to commercially perform our tests on a timely basis, in sufficient quantities, or on commercially reasonable terms.

We face intense competition, and we cannot assure you that we will be successful competing in the market.

The diagnostics market is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and new product and services introductions. One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical. Many of our competitors have greater financial and personnel resources and more experience in marketing, sales and research and development than we have. If we were not able to compete successfully, our business and financial condition would be materially harmed.

If our technology is not widely adopted by physicians and laboratories in the diagnostics market, our business will be materially adversely affected.

In order to be successful, our test offerings must meet the commercial requirements of hospitals and physicians and be considered the standard of care in order to be widely adopted. Market acceptance will depend on many factors, including:

•                  the benefits and cost-effectiveness of our services relative to others available in the market;

•                  our ability to provide testing services in sufficient quantities with acceptable quality and reliability and at an acceptable cost;

•                  our ability to develop and market additional tests and enhance existing tests that are responsive to the changing needs of our customers; and

•                  the willingness and ability of customers to adopt new technologies or the reluctance of customers to change technologies upon which they have previously relied.

The FDA’s decision to regulate LDTs could prevent us from offering existing tests and/or delay the introduction of new testing services.

During 2014, the FDA publicly announced that it has decided to exercise regulatory authority over LDTs and that it plans to issue guidance to the industry regarding its regulatory approach. The FDA has indicated that it will use a risk-based approach to regulation and will direct more resources to tests with wider distribution and with the highest risk of injury, but that it will be sensitive to the need to not adversely impact patient care or innovation. The FDA’s framework and timetable for implementing its new regulatory approach is expected to be announced during the fourth quarter of 2014. The regulatory approach adopted by the FDA may lead to an increased regulatory burden, including additional costs and delays in introducing new tests. While the ultimate impact of the FDA’s approach is unknown, it may be extensive and may result in significant change. Our failure to adapt to these changes could have a material adverse effect on our business.

U.S. healthcare reform legislation may result in significant changes and our business could be adversely impacted if we fail to adapt.

Government oversight of and attention to the healthcare industry in the United States is significant and increasing. In March 2010, U.S. federal legislation was enacted to reform healthcare. The legislation provides for reductions in the Medicare clinical laboratory fee schedule beginning in 2011 and also includes a productivity adjustment that reduces the CPI market basket update beginning in 2011. The legislation imposes an excise tax on the seller for the sale of certain medical devices in the United States, including those purchased and used by laboratories, beginning in 2013. The legislation establishes the Independent Payment Advisory Board, which will be responsible, beginning in 2014, annually to submit proposals aimed at reducing Medicare cost growth while preserving quality. These proposals automatically will be implemented unless Congress enacts alternative proposals that achieve the same savings targets. Further, the legislation calls for the Center for Medicare and Medicaid Innovation to examine alternative payment methodologies and conduct demonstration programs. The legislation provides for extensive health insurance reforms, including the elimination of pre-existing condition exclusions and other limitations on coverage, fixed percentages on medical loss ratios, expansion in Medicaid and other programs, employer mandates, individual mandates, creation of state and regional health insurance exchanges, and tax subsidies for individuals to help cover the cost of individual insurance coverage. The legislation also permits the establishment of accountable care organizations, a new healthcare delivery model.

Additionally, in November, 2013, CMS finalized a proposal to annually evaluate reimbursement rates for Clinical Laboratory Fee Schedule codes based on technological changes, volume, growth, and so on. Payment adjustments are scheduled to begin on January 1, 2015 and CMS plans to have evaluated all 1,250 CLFS codes by December 31, 2019. The cuts described in this section are in addition to various automatic sequestration cuts mandated by the Budget Control Act of 2011 and the possibility that Congress will at some future date fail to prevent reductions to the Physician Fee Schedule under the Sustainable Growth Rate formula. While the ultimate impact of the health reform and related legislation on the healthcare industry is unknown, it is likely to be extensive and may result in significant change. Our failure to adapt to these changes could have a material adverse effect on our business.

A significant component of our revenue is dependent upon successful insurance claims. Our revenue will be diminished if payors do not adequately cover or reimburse us for our services.

Physicians and patients may decide not to order our high-complexity genomic microarray tests unless third-party payors, such as managed care organizations as well as government payors such as Medicare and Medicaid, pay a substantial portion of the test price. Reimbursement by a third-party payor may depend on a number of factors, including a payors’ determination that tests using our technologies are:

•                  not experimental or investigational;

•                  medically necessary;

•                  appropriate for the specific patient;

•                  cost-effective;

•                  supported by peer-reviewed publications; and

•                  included in clinical practice guidelines.

A substantial portion of the testing for which we bill our hospital and laboratory clients is ultimately paid by third-party payors. However, there is uncertainty concerning third-party payor reimbursement of any test, including our high-complexity genomic microarray tests. Several entities conduct technology assessments of medical tests and devices and provide the results of their assessments for informational purposes to other parties. These assessments may be used by third-party payors and health care providers as grounds to deny coverage for a test or procedure. It is possible that federal, state and third-party insurers may limit their coverage of our tests in the future.

Increasing emphasis on managed care in the United States is likely to put pressure on the pricing of healthcare services. Uncertainty exists as to the coverage and reimbursement status of new applications or services. Governmental payors and private payors are scrutinizing new medical products and services. Such third-parties may not cover, or may limit coverage and resulting reimbursement for our services.

Additionally, third-party insurance coverage may not be available to patients for any of our existing tests or tests we may add in the future. Any pricing pressure exerted by these third-party payors on our customers may, in turn, be exerted by our customers on us. If governmental payors, including their contracted administrators, and other third-party payors do not provide adequate coverage and/or timely reimbursement for our services, our operating results, cash flows, or financial condition may materially decline.

Our business could be adversely impacted by the adoption of new coding for molecular genetic tests.

Certain CPT codes that we use to bill for our microarray tests were omitted by CMS from the Clinical Laboratory Fee Schedule in 2013. The pricing omission will force state Medicaid plans and third party payors to determine their own price independent of CMS’s recommendations (or lack thereof). There can be no guarantees that Medicaid and other payors will establish favorable reimbursement rates or adequate coverage policies. If payors do not recognize the value of the molecular genetic tests we offer or do not provide coverage for molecular tests such as ours, our revenues, earnings and cash flows could be adversely impacted.

Our cash flows and financial condition may materially decline if payors do not reimburse us for our services in a timely manner.

We depend on our payors to reimburse us for our services in timely manner. If our payors do not reimburse us in a timely manner, our cash flows and financial condition may materially decline.

Third-party billing is extremely complicated and could result in us incurring significant additional costs.

Billing for molecular laboratory services is extremely complicated. The client is the party that orders the tests and the payor is the party that pays for the tests, and the two are not typically the same. Depending on the billing arrangement and/or applicable law, we need to bill various payors, such as patients, health insurance companies, Medicare, Medicaid, doctors and employer groups, all of which have different billing requirements. Health insurance companies and governmental payors also generally require complete and correct billing information within certain filing deadlines. Additionally, our billing relationships require us to undertake internal audits to evaluate compliance with applicable laws and regulations as well as internal compliance policies and procedures. Health insurance companies also impose routine external audits to evaluate payments made. Additional factors complicating billing include:

•                  pricing differences between our fee schedules and the reimbursement rates of the payors;

•                  disputes with payors as to which party is responsible for payment; and

•                  disparity in coverage and information requirements among various carriers.

We incur significant additional costs as a result of our participation in the Medicare and Medicaid programs, as billing and reimbursement for laboratory testing are subject to considerable and complex federal and state regulations. The additional costs we expect to incur as a result of our participation in the Medicare and Medicaid programs include costs related to, among other factors: (1) complexity added to our billing processes; (2) training and education of our employees and customers; (3) implementing compliance procedures and oversight; (4) collections and legal costs; (5) challenging coverage and payment denials; and (6) providing patients with information regarding claims processing and services, such as advanced beneficiary notices. If these costs increase, our results of operations will be materially adversely affected.

Loss of or adverse changes to our accreditations or licenses could materially and adversely affect our business, prospects and results of operations.

The clinical laboratory testing industry is highly regulated. We are subject to CLIA, a federal law that regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management, quality control, quality assurance and inspections. We have a current certificate of accreditation under CLIA to perform testing. To renew this certificate, we are subject to survey and inspection every two years. Moreover, CLIA inspectors may make random inspections of our clinical reference laboratory. A failure to pass such inspections would result in suspension of our certificate of accreditation, which would have a material adverse effect on our business and results of operations.

We are also required to maintain a laboratory license to conduct testing in California. California laws establish standards for day-to-day operation of our clinical reference laboratory, including the training and skills required of personnel and quality control. Moreover, several states require that we hold licenses to test specimens from patients in those states. Other states may have similar requirements or may adopt similar requirements in the future. A failure to obtain and maintain these licenses would have a material adverse effect on our business and results of operations.

Complying with numerous regulations pertaining to our business is an expensive and time-consuming process, and failure to comply could result in significant penalties and suspension of one or more of our licenses.

Areas of the regulatory environment that may affect our ability to conduct business include, without limitation:

•   Federal and state laws applicable to billing and claims payment and/or regulatory agencies enforcing those laws and regulations;

•                  Federal and state laboratory anti-mark-up laws;

•                  Federal and state anti-kickback laws;

•                  Federal and state false claims laws;

•                  Federal and state self-referral and financial inducement laws, including the federal physician anti-self-referral law, or the Stark Law;

•                  Coverage and reimbursement levels by Medicare, Medicaid, other governmental payors and private insurers;

•                  Restrictions on reimbursements for our services;

•                  Federal and state laws governing laboratory testing, including CLIA;

•                  Federal and state laws governing the development, use and distribution of diagnostic medical tests known as “home brews”;

•                  Health Insurance Portability and Accountability Act of 1996, or HIPAA;

•                  Federal and state regulation of privacy, security and electronic transactions;

•                  State laws regarding prohibitions on the corporate practice of medicine;

•                  State laws regarding prohibitions on fee-splitting;

•                  Federal, state and local laws governing the handling and disposal of medical and hazardous waste; and

•                  Occupational Safety and Health Administration, or OSHA, rules and regulations.

The above-noted laws and regulations are extremely complex and, in many instances, there are no significant regulatory or judicial interpretations of such laws and regulations. We also may be subject to regulation in foreign jurisdictions as we seek to expand international distribution of our tests. Any determination that we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, would materially adversely affect our business, prospects, results of operations and financial condition. Violations could also result in extensive civil and/or criminal penalties, loss of licensure or accreditation (which could in turn affect our ability to operate or collect reimbursement), exclusion from government healthcare programs or private payer networks, and other materially adverse effects. In addition, a significant change in any of these laws may require us to change our business model in order to maintain compliance with these laws, which could reduce our revenue or increase our costs and materially adversely affect our business, prospects, results of operations, and financial condition.

We are subject to significant environmental, health and safety regulation.

We are subject to licensing and regulation under federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including laws and regulations relating to the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials, as well as to the safety and health of laboratory employees. In addition, OSHA has established extensive requirements relating to workplace safety for health care employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations, and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. In addition, the federally enacted Needlestick Safety and Prevention Act requires, among other things, that we include in our safety programs the evaluation and use of engineering controls such as safety needles if found to be effective at reducing the risk of needlestick injuries in the workplace. If we are found in violation of any of these regulations, we could be subject to substantial penalties or discipline and our business, prospects and results of operations could be materially and adversely affected.

We are subject to federal and state laws governing the financial relationship among healthcare providers, including Medicare and Medicaid laws, and our failure to comply with these laws could result in significant penalties and other material adverse consequences.

We anticipate that a component of our future revenue will be dependent on reimbursement from Medicare and state Medicaid programs. The Medicare program is administered by CMS which, like the states that administer their respective state Medicaid programs, imposes extensive and detailed requirements on diagnostic services providers, including, but not limited to, rules that govern how we structure our relationships with physicians, how and when we submit reimbursement claims and how we provide our specialized diagnostic services.

Our failure to comply with applicable Medicare, Medicaid and other governmental payor rules could result in our inability to participate in a governmental payor program, our returning of funds already paid to us, civil monetary penalties, criminal penalties and/or limitations on the operational function of our laboratory. Any of these outcomes would have a material adverse effect on our business and results of operations.

Our business is subject to stringent laws and regulations governing the privacy, security and transmission of medical information, and our failure to comply could subject us to criminal penalties and civil sanctions.

Governmental laws and regulations protect the privacy, security and transmission of medical information. Such laws and regulations restrict our ability to use or disclose patient identifiable laboratory data, without patient authorization, for purposes other than payment, treatment or healthcare operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. The privacy and security regulations provide for significant fines and other penalties for wrongful use or disclosure of PHI, including potential civil and criminal fines and penalties. Such regulations were expanded under the HITECH Act, including rules impacting the release of protected health information, patients’ right to access such information, the content and manner of providing notice of a breach, and information system security requirements. We also could incur damages under state laws to private parties for the wrongful use or disclosure of confidential health information or other private personal information. In addition, the Secretary of the Department of Health and Human Services has published HIPAA regulations to protect the privacy of health information when it is exchanged electronically during certain financial and administrative transactions. These HIPAA transaction standards are complex and different payers interpret them differently. Complying with applicable transmission standards is costly and failure to do so could disrupt our receipts or subject us to penalties. Generally, any security breach of our information systems, including the theft of our patients’ financial information due to our failure to comply with applicable security standards, would adversely impact our business and our reputation.

Failure to comply with the ICD-10-CM Code Set could adversely impact reimbursement.

We believe that we are in compliance with the current Transactions and Code Sets Rule. The ICD-10-CM compliance date is October 1, 2014. Failure to comply could adversely impact our reimbursement and the ongoing efforts of other providers and payers to comply could have a negative effect on our receipts and net revenue. We also believe that we are in compliance with the Operating Rules for electronic funds transfers and remittance advice transactions. We will continue to assess our computer systems to ensure compliance with such requirements.

Our services development efforts may be hindered if we are unable to gain access to patients’ tissue and blood samples.

The development of our diagnostic services requires access to tissue and blood samples from patients who have the diseases we are addressing. Our clinical development relies on our ability to secure access to these samples, as well as information pertaining to their associated clinical outcomes. Access to samples can be difficult since it may involve multiple levels of approval, complex usage rights and privacy rights, among other issues. Lack of or limited access to samples would harm our future services development efforts, which would have a material adverse effect on our business and results of operations.

If our current laboratory facility becomes inoperable or loses certification, we will be unable to perform our tests and our business will be materially adversely affected.

Our diagnostic tests are operated out of our CLIA-certified laboratory in Irvine, California. Currently, we do not have a second certified laboratory. Should our only CLIA-certified laboratory be unable to perform tests, for any reason, we may be unable to perform needed diagnostic tests in connection with our development of technologies services and our business will be materially adversely affected.

Our future success depends on the continued service from our scientific, technical and key management personnel and our ability to identify, hire and retain additional scientific, technical and key management personnel in the future.

There is intense competition for qualified personnel in our industry, particularly for laboratory technicians, scientific and medical experts and senior level management. Loss of the services of, or failure to recruit, these key personnel could be significantly detrimental to us and could materially adversely affect our business and operating results. We may not be able to continue to attract and retain scientific and medical experts or other qualified personnel necessary for the development of our business or to replace key personnel who may leave us in the future. If our business grows, it will place increased demands on our resources and likely will require the addition of new management personnel. An inability to recruit and retain qualified management and employees on commercially reasonable terms would adversely and materially affect our business.

As our operations expand, our costs to comply with environmental laws and regulations will increase, and failure to comply with these laws and regulations could materially harm our financial results.

Our operations involve the use, transportation, storage and disposal of hazardous substances and, as a result, we are subject to environmental and health and safety laws and regulations. As we expand our operations, our use of hazardous substances will increase and lead to additional and more stringent requirements. The cost to comply with these and any future environmental and health and safety regulations could be substantial. In addition, our failure to comply with laws and regulations, and any releases of hazardous substances into the environment or at our disposal sites, could expose us to substantial liability in the form of fines, penalties, remediation costs and other damages, or could lead to a curtailment or shut down of our operations. These types of events, if they occur, would materially adversely affect our financial results.

Any litigation to protect our intellectual property, or any third-party claims of infringement, could divert substantial time and money from our business and could shut down some of our operations.

Our commercial success depends, in part, on our non-infringement of the patents or proprietary rights of third-parties. Many companies developing technology for the biotechnology and pharmaceutical industries use litigation aggressively as a strategy to protect and expand the scope of their intellectual property rights. Accordingly, third-parties may assert that we are employing their proprietary technology without authorization. In addition, third-parties may claim that use of our technologies infringes their current or future patents. We could incur substantial costs defending against such allegations regardless of their merit, and the attention of our management and technical personnel could be diverted while defending ourselves against any of these claims. We may incur the same liabilities in enforcing our patents against others. We have not made any provision in our financial plans for potential intellectual property related litigation, and we may not be able to pursue litigation as aggressively as competitors with substantially greater financial resources.

If parties making infringement claims against us are successful, they may be able to obtain injunctive or other relief, which effectively could block our ability to further develop, commercialize, and sell services, and could result in the award of substantial damages against us. If we are unsuccessful in protecting and expanding the scope of our intellectual property rights, our competitors may be able to develop, commercialize, and sell services that compete against us using similar technologies or obtain patents that could effectively block our ability to further develop, commercialize, and sell our services. In the event of a successful claim of infringement against us, we may be required to pay substantial damages and either discontinue those aspects of our business involving the technology upon which we infringed or obtain one or more licenses from third parties, which may not be available on commercially reasonable terms, or at all. While we may license additional technology in the future, we may not be able to obtain these licenses at a reasonable cost, or at all. In that event, we could encounter delays in services introductions while we attempt to develop alternative methods or services, and such attempts may not be successful. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing available services, which would have a material adverse effect on our business and results of operations.

We could face substantial liabilities if we are sued for product liability.

Product liability claims could be filed by someone alleging that our tests failed to perform as claimed. We may also be subject to liability for errors in the performance of our tests. Such product liability and related claims could be substantial. Defense of such claims could be time consuming and expensive and could result in damages that are not covered by our insurance.

Exposure to possible litigation and legal liability may materially adversely affect our business, financial condition and results of operations.

In the past, we have been exposed to a variety of litigation claims and there can be no assurance that we will not be subject to other litigation in the future that may adversely affect our business, financial condition or results of operations. On February 14, 2011, Relator Michael Strathmann (“Strathmann”) served us with a complaint (“the Complaint”) filed in the Superior Court of the State of California for the County of Orange.  The Complaint alleges we and our former parent Acacia Research Corporation (“Acacia”) submitted false and fraudulent insurance claims to National Union Fire Insurance Company under the Directors and Officers Policy issued to Acacia, in connection with a prior lawsuit that was settled with Nanogen, Inc., thereby allegedly violating the California Insurance Fraud Prevention Act, and seeks penalties and unspecified treble damages.  On May 4, 2011, the Superior Court dismissed the Complaint by ordering that it be stricken for violation of the California Anti-SLAPP statute, which prevents plaintiffs from filing abusive lawsuits against public policy.  On June 15, 2011, Strathmann filed a Notice of Appeal with the California Court of Appeals, appealing the granting of the Motion to Strike.  On October 24, 2012, the California Court of Appeals reversed the Superior Court’s dismissal, finding that the anti-SLAPP statute was not applicable and remanding the case to the Superior Court.  Strathmann filed an Amended Complaint, and we and Acacia filed our Answer to that pleading.  Discovery has commenced and concluded.  We and Acacia filed a motion for summary judgment to dismiss many, if not all, of the claims on the grounds of, among other things, lack of merit, inapplicability of the Insurance Fraud Prevention Act to tenders of defense under third party policies, statute of limitations, jurisdiction and standing.  On April 30, 2014, the court denied the motion, finding there were certain “triable issues of fact.”  As a result, trial before the court commenced on June 12, 2014.  On August 22, 2014, the evidence portion of the trial concluded and the parties have until September 29, 2014 to file summation briefs with the court.  The parties will then have until October 10, 2014 to file briefs in reply to the other parties’ summation briefs.  By statute, the court will have up to 90 days from October 10, 2014 to render a decision in this case.  We continue to vigorously pursue the full defense of this matter.  Nevertheless, there can be no assurance we will be ultimately successful.

The cost of defending this lawsuit alone could have a material adverse effect on our financial condition and results of operations.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could materially adversely affect our business and operating results.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources. Any further growth by us or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to successfully implement our business plan.

As a public company, we are subject to complex legal and accounting requirements that will require us to incur substantial expense and will expose us to risk of non-compliance.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Failure to comply with these requirements can have numerous material adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, which would result in the loss of our eligibility to use Form S-3 for raising capital, loss of market confidence, delisting of our securities, governmental or private actions against us and/or liquidated damages payable to the holders of our Series A Warrants and Series C Warrants. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage compared to our privately held and larger public competitors.

Ethical, legal and social concerns surrounding the use of genetic information could reduce demand for our test offerings.

Genetic testing has raised ethical issues regarding privacy and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Similarly, such concerns may lead individuals to refuse to use genetics tests even if permissible. Any of these scenarios could reduce the potential markets for our molecular diagnostic services, which reduction could have a material adverse effect on our business.

In order to raise significant financing from the sale of equity securities or convertible securities, we will need to increase our authorized capital stock.

We are presently authorized to issue 25,000,000 shares of common stock, of which 11,063,246 shares were issued and outstanding as of September 19, 2014 and approximately 9.4 million of our remaining authorized but unissued shares of common stock are reserved for issuance pursuant to the potential exercise of outstanding options and warrants or the potential future grant of options or other stock awards under our 2006 Stock Incentive Plan.  In order to increase our authorized capital stock, we will have to submit a proposal to our stockholders to amend our Certificate of Incorporation either to increase the authorized shares of our common stock or to effectuate a reverse stock split. There can be no assurance that such a proposal would be supported by our stockholders and, in fact, such a proposal did not receive a sufficient number of favorable votes from our stockholders at our 2014 Annual Meeting. Accordingly, we may not have sufficient authorized capital stock available to raise funds beyond what is currently available for issuance.

Risks Related To Investment In Our Securities

Small company stock prices are especially volatile, and this volatility may depress the price of our stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of small companies have been highly volatile. We believe that various factors may cause the market price of our stock to fluctuate, perhaps substantially, including, among others, announcements of:

•                  our or our competitors’ technological innovations;

•                  supply, manufacturing, or distribution disruptions or other similar problems;

•                  proposed laws regulating participants in the laboratory services industry;

•                  developments in relationships with collaborative partners or customers;

•                  our failure to meet or exceed securities analysts’ expectations of our financial results; or

•                  a change in financial estimates or securities analysts’ recommendations.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we become the object of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources, all of which could materially adversely affect the business and financial results of our business.

Future sales or the potential for future sales of our securities in the public markets may cause the trading price of our common stock to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock or other securities to decline and could materially impair our ability to raise capital through the sale of additional securities. The shares of common stock issuable upon exercise of the warrants issued in our December 2013 public offering are freely tradable. We have obligations to the investors in our 2012 private placement offering of Series A convertible preferred stock and warrants to purchase common stock to maintain the public registration of common stock underlying their issued and outstanding warrants. We also have obligations to the investors in our April 2011 private placement that could require us to register shares of common stock held by them and shares issuable upon exercise of their warrants for resale on a registration statement. If we raise additional capital in the future through the use of our existing shelf registration statement or if we register existing, or agree to register future, privately placed shares for resale on a registration statement, such additional shares would be freely tradable, and, if significant in amount, such sales could further adversely affect the market price of our common stock. The sale of a large number of shares of our common stock also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate.

Our stock price could decline because of the potentially dilutive effect of future financings, warrant anti-dilution provisions or exercises of warrants and common stock options.

Assuming exercise in full of all options and warrants outstanding as of June 30, 2014 (not taking into account any price based or anti-dilution adjustments), approximately 19.6 million shares of our common stock would be outstanding. Any additional equity or convertible debt financings in the future could result in further dilution to our stockholders.

We may fail to meet market expectations because of fluctuations in our quarterly operating results, all of which could cause our stock price to decline.

Our revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that, in future periods, our revenues could fall below the expectations of securities analysts or investors, all of which could cause the market price of our stock to decline. The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

•                  our unpredictable revenue sources;

•                  the nature, pricing and timing of our and our competitors’ products and/or services;

•                  changes in our and our competitors’ research and development budgets;

•                  expenses related to, and our ability to comply with, governmental regulations of our services and processes; and

•                  expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.

We anticipate significant fixed expenses, due in part to our need to continue to invest in services development. We may be unable to adjust our expenditures if revenues in a particular period fail to meet our expectations, all of which would materially adversely affect our operating results for that period. As a result of these fluctuations, we believe that period-to-period comparisons of our financial results will not necessarily be meaningful, and that you should not rely on these comparisons as an indication of our future performance.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any document we file with the Securities and Exchange Commission at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C.  20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room.  Our filings with the Securities and Exchange Commission are also available to the public at its web site at http://www.sec.gov/.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission.  Pursuant to the Securities and Exchange Commission rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in the registration statement.  You may read or obtain a copy of the registration statement from the Securities and Exchange Commission in the manner described above.

The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.  The documents under Commission file number 001-33523 that we incorporate by reference are:

1.                                      Our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 24, 2014;

2.                                      Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the Securities and Exchange Commission on May 12, 2014;

3.                                      Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the Securities and Exchange Commission on August 11, 2014;

4.                                      Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 24, 2014, March 10, 2014 (other than information furnished pursuant to Item 7.01 thereof and related Exhibit 99.1), June 10, 2014, June 20, 2014, September 12, 2014 and September 18, 2014; and

5.                                      The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on June 6, 2007 pursuant to Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference all reports and other documents that we file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering (except for information and exhibits furnished under Items 2.02 or 7.01 of our current reports on Form 8-K) and all such reports and documents will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.  Any document or statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement.  Any document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference.  Requests for documents should be submitted to the Corporate Secretary, at CombiMatrix Corporation, 310 Goddard, Suite 150, Irvine, California 92618, or by telephone at (949) 753-0624.  Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements regarding us which include, but are not limited to, statements concerning our plans and objectives for future operations, projected results of operations, capital expenditures, earnings, management’s future strategic plans, development of new technologies and services, litigation, regulatory matters, market acceptance and performance of our services, the success and effectiveness of our technologies and services, our ability to retain and hire key personnel, the competitive nature of and anticipated growth in our markets, market position of our services, marketing efforts and partnerships, liquidity and capital resources, our accounting estimates, and our assumptions and judgments. Such statements are based on management’s current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change.

Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “potential,” “believes,” “seeks,” “estimates,” “should,” “would,” “could,” “may,” “will”, “ongoing,” “with a view to,” “continue,” “focus,” “our future success depends,” “seek to continue,” or the negative of these words and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including those set forth in the section “Risk Factors” beginning on page 2 of this prospectus and elsewhere in, or incorporated by reference into, this prospectus. Such factors include, but are not limited to the following:

•                  our ability to successfully increase the volume of our existing tests, expand the number of tests offered by our laboratory, increase the number of customers and partners and improve reimbursement for our testing;

•                  market acceptance of chromosomal microarray analysis, or CMA, as a preferred method over karyotyping;

•                  the rate of transition to CMA from karyotyping;

•                  changes in consumer demand;

•                  our ability to attract and retain a qualified sales force and key technical personnel;

•                  our ability to successfully develop and introduce new technologies and services;

•                  rapid technological change in our markets;

•                  supply availability;

•                  the outcome of existing litigation;

•                  our ability to bill and obtain reimbursement for highly specialized tests;

•                  our ability to comply with regulations to which our business is subject, including changes in coding and reimbursement methods;

•                  legislative, regulatory and competitive developments in markets in which we and our subsidiaries operate;

•                  our limited market capitalization;

•                  future economic conditions;

•                  other circumstances affecting anticipated revenues and costs; and

•                  those additional factors which are listed under the section “Risk Factors” beginning on page 2 of this prospectus.

We do not undertake any obligation to revise or update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as required by law.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate and working capital purposes, to advance regulatory approvals and development of existing services and technologies, to support our manufacturing, marketing and sales efforts, and to develop new services and technologies. A portion of the net proceeds also may be used to acquire or invest in a business or technology complementary to ours, but we have no current commitments for any such acquisition.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•                  through dealers or agents to the public or to investors;

•                  to underwriters for resale to the public or to investors;

•                  directly to investors; or

•                  through a combination of such methods.

We and our agents, dealers and underwriters, as applicable, may sell the securities at a fixed price or prices that may change, at prevailing market prices, at prices relating to prevailing market prices, at varying prices determined at the time of sale or at negotiated prices.  Each time we sell securities in a particular offering, we will set forth in a prospectus supplement the terms of the offering of securities, including:

•                  the material terms of the distribution, including the number of shares and the consideration paid;

•                  the identity of any underwriters, dealers, agents or purchasers that will purchase the securities;

•                  the type and amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents;

•                  the purchase price of the securities being offered and the proceeds we will receive from the sale;

•                  the nature of any transactions by underwriters, dealers or agents during the offering that are intended to stabilize or maintain the market price of our securities; and

•                  the terms of any indemnification provisions.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiary in the ordinary course of their businesses.

Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market-making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 25,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.  As of September 19, 2014, we had 11,063,246 shares of common stock and no shares of preferred stock outstanding.

The following is a summary of the rights of our common stock, preferred stock and other selected securities. For more detailed information, please see our certificate of incorporation and bylaws, both as amended.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote and may not cumulate their votes. Holders of common stock are entitled to share in all dividends that our Board of Directors, or the Board, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock.

Shares of common stock issued under this prospectus, if any, will be fully paid and nonassessable upon issuance.

Preferred Stock

Our Board is authorized by our certificate of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our Board is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock. Our Board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

A prospectus supplement will describe the particular terms of any series of preferred we may issue, which may include: the number of shares; the designation of the shares; the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative; the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums; the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs; the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment; sinking fund provisions, if any; preemption rights, if any; the voting rights; and any other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Shares of preferred stock issued under this prospectus, if any, will be fully paid and nonassessable upon issuance.

Warrants

We may issue warrants from time to time to purchase common stock, preferred stock, debt securities or any combination thereof. We may issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, which may include: the title of such warrants; the aggregate number of such warrants; the price or prices at which such warrants will be issued; the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants; the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased; the date on which the right to exercise such warrants shall commence and the date on which such right will expire; if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time; if applicable, the date on and after which such warrants and the related securities will be separately transferable; the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants; terms, procedures, and limitations relating to the transferability, exchange and exercise of such warrants; the terms of any rights to redeem or call, or accelerate the expiration of, the warrants; the enforceability of rights by holders of the warrants; the circumstances under which the warrant or any applicable warrant agreement may be amended or supplemented; and any other material terms of such warrants.

Debt Securities

We may offer secured or unsecured debt securities, which may be senior, subordinated or junior subordinated, and which may be convertible. The debt securities may be issued in one or more series as may be authorized from time to time.

A prospectus supplement will describe the particular terms of any series of debt we may issue, which may include: title and aggregate principal amount and, if a series, the total amount authorized and the total amount outstanding as of the most recent practicable date; whether the securities will be senior, subordinated or junior subordinated; whether the securities will be secured or unsecured; the guarantors, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any; whether the securities are convertible into or exchangeable for other securities; the date or dates on which principal will be payable and maturity date(s); interest rate(s) or the method for determining the interest rate(s); dates on which interest will accrue or the method for determining dates on which interest will accrue; redemption, early repayment or extension provisions; material covenants applicable to the particular debt securities being issued; and any other material terms of such debt securities.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate, which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may or may not be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax consequences and considerations, if any will be set forth in the applicable prospectus supplement.

Outstanding Warrants Under this Prospectus

Pursuant to a prospectus supplement dated March 19, 2013 filed with the Securities and Exchange Commission on March 20, 2013, which is part of our registration statement on Form S-3, File No. 333-176372, initially filed with the Securities and Exchange Commission on August 17, 2011, in March 2013 we issued warrants to purchase an aggregate of up to 275,000 shares of common stock at an exercise price of $3.49 per share that expire September 20, 2018.

The material terms and provisions of such warrants are summarized below.

Exercisability.  Holders may exercise the warrants at any time after the date that is six months after the warrants are issued and on or prior to the close of business on the five year anniversary of the initial exercise date, subject to the beneficial ownership limitation described below. Each warrant is exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed notice of exercise form. The holder shall deliver the aggregate exercise price for the shares of common stock specified in the notice of exercise form within three trading days following the date of exercise unless cashless exercise is specified in the exercise notice.

Cashless Exercise. If, at the time of exercise of a warrant, there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrant or the prospectus contained in the registration statement is not available for the issuance of the shares of common stock issuable upon exercise of the warrant, the holder may exercise the warrant, in whole or in part, on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

Exercise Price.  The exercise price of the warrants is $3.49 per share of common stock and is subject to adjustment as described below.

Beneficial Ownership Limitation.  We shall not effect any exercise of a warrant, and a holder shall have no right to exercise any portion of a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% (which may be increased, but not above 9.99%) of the number of shares of common stock outstanding immediately after effect to the issuance of the shares of common stock upon such exercise. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

Exercise Price Adjustment:

Stock dividends and stock splits.  If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or reclassify common stock, the exercise price will be adjusted by multiplying the then exercise price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event, and the number of shares issuable upon exercise of the warrant shall be proportionately adjusted such that the aggregate exercise price of the warrant shall remain unchanged.

Rights Offerings.  If we issue common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to holders of common stock, a holder of a warrant will be entitled to acquire, subject to the beneficial ownership limitation described above, such common stock equivalents or rights that such holder could have acquired if such holder had held the number of shares of common stock issuable upon complete exercise of the warrant immediately prior to the date a record is taken for such issuance.

Pro Rata Distributions. If we distribute to holders of common stock evidences of our indebtedness, assets, warrants or other rights to subscribe for any security, then, in each such case, the a holder of a warrant shall be entitled to participate in such distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of common stock acquirable upon complete exercise of this Warrant.

Fundamental Transaction.  If we effect a fundamental transaction, then upon any subsequent exercise of a warrant, the holder thereof shall have the right to receive, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s common stock or of our common stock, if we are the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock for which the warrant is exercisable immediately prior to such fundamental transaction.

Transferability.  Each warrant and all rights thereunder are transferable, in whole or in part, upon surrender of the warrant, together with a written assignment of the warrant.

Anti-Dilution.  The Warrants are not subject to price anti-dilution protection.

Fractional Shares.  No fractional shares of common stock will be issued upon exercise of any warrant. Rather, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

The holder of a warrant will not possess any rights as a stockholder under that warrant until the holder exercises the warrant.

Other Outstanding Warrants

As of September 19, 2014, the following other warrants, issued from 2009 through 2013, also are outstanding:

•                  warrants to purchase 3,000 shares of our common stock for $77.80 per share, issued October 2009, and that expire on October 2, 2014;

•                  warrants to purchase 131,047 shares of our common stock for $21.40 per share, issued April 2011, and that expire on April 7, 2016;

•                  warrants to purchase 194,009 shares of our common stock for $2.06 per share, issued October 2012 and June 2014, and that expire on April 1, 2018;

•                  warrants to purchase 491,803 shares of our common stock for $3.77 per share, issued May 2013, and that expire on November 7, 2018;

•                  warrants to purchase 491,803 shares of our common stock for $3.55 per share, issued June 2013, and that expire on December 29, 2018; and

•                  warrants to purchase 5,825,243 shares of our common stock for $3.12 per share, issued December 2013, and that expire on December 20, 2018.

The number of shares of common stock issuable upon exercise of the warrants may be adjusted in the event of stock dividends, recapitalizations, stock splits, reorganizations or the like. Further, except as described below, the warrants contain net exercise provisions that enable holders to exercise the warrants on a cashless basis in certain circumstances.

The April 2011 warrants became exercisable on October 8, 2011. These warrants may be exercised in cash or pursuant to a net exercise provision if we undergo a fundamental transaction or if an effective registration statement does not exist for the resale of the shares of common stock issuable upon exercise of such warrants. These warrants also are subject to a blocker that would prevent each holder’s common stock ownership from exceeding 19.99% of our outstanding common stock after exercise.

Stock Incentive Plan

Our 2006 Stock Incentive Plan, as amended, or the Stock Plan, currently authorizes the grant of up to 2,000,000 shares of common stock (subject to adjustment for stock splits and similar capital changes) in connection with stock option grants and other stock-based awards. Employees, directors, consultants or other service providers are eligible to receive grants or awards under our Stock Plan. As of September 19, 2014, there were outstanding and unexercised options to purchase 678,489 shares under our Stock Plan with a weighted average exercise price of $10.21 per share, and outstanding restricted stock awards, subject to vesting, of 320,220 shares of common stock under our Stock Plan.

Rights Agreements

In connection with our May 2013 Series C private placement, we agreed that until all Series C investors no longer hold Series C Warrants, (i) we may not sell any variable rate securities except for certain exempt issuances and (ii) if we enter into a subsequent financing on more favorable terms than the Series C preferred stock financing, then the agreements between us and the Series C investors will be amended to include such more favorable terms.  In addition, until 7.5% or less of the Series C Warrants remain unexercised, we may not sell any dilutive securities at a price below the exercise price of the Series C Warrants, except for certain exempt issuances.

In connection with our March 2013 Series B registered direct offering, we agreed with the Series B investor that while such Series B investor holds Series B Warrants, we will not effect or enter into an agreement to effect a variable rate transaction, which means a transaction in which we: (i) issue or sell any convertible securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, the shares of common stock at any time after the initial issuance of such convertible securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such convertible securities or upon the occurrence of specified or contingent events directly or indirectly related to our business; or (ii) enter into any agreement (including, without limitation, an equity line of credit) whereby we may sell securities at a future determined price.  We also agreed with the Series B investor that, except under certain permitted circumstances: until the time that less than 7.5% of the Series B Warrants remain outstanding, neither we nor our subsidiary shall issue, or enter into any agreement to issue, common stock or equivalents thereof at a price below the exercise price of the Series B Warrants.

In connection with our October 2012 Series A private placement, we agreed that until all Series A investors no longer hold Series A Warrants: (i) we may not sell any variable rate securities or dilutive securities except for certain exempt issuances; (ii) if we enter into a subsequent financing on more favorable terms than the Series A preferred stock financing, then the agreements between us and the Series A investors will be amended to include such more favorable terms; and (iii) we may not sell securities at an effective price per share less than $4.9112 except for certain exempt issuances.

In connection with our April 2011 private placement, we entered into an Investors Rights Agreement pursuant to which each investor that beneficially owns not less than 25% of the shares of common stock issued to it in the private placement (treating the shares underlying such investor’s warrants as if issued) has a right of first refusal to participate in certain of our future issuances of securities on a pro rata basis with its initial investment. Bank financings and stock issued in connection with strategic partnerships and acquisitions, underwritten public offerings, employee or director equity incentive plans and other customary transactions are excluded from this right of participation.

Authorized but Unissued Shares

The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval, unless otherwise required by law or applicable stock exchange rules. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

Removal of Directors.  Our certificate of incorporation provides that our directors may only be removed by the affirmative vote of holders of at least two-thirds of the shares entitled to vote at a meeting called for that purpose or, where such action is approved by a majority of the directors, the affirmative vote of the holders of a majority of the shares entitled to vote. Although our bylaws do not give the Board the power to approve or disapprove stockholder nominations for the election of directors or of any other business stockholders desire to conduct at an annual or any other meeting, the bylaws may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, or discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control, even if the conduct of that solicitation or attempt might be beneficial to our stockholders.

Special Meetings.  Our bylaws provide that special meetings of stockholders can be called by our President, our Chairman or our Board at any time.

Undesignated Preferred Stock.  The ability to authorize undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Delaware Anti-Takeover Statute.  We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•                  Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

•                  Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

•                  On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dorsey & Whitney LLP, Irvine, California.

EXPERTS

The consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013 and incorporated into this prospectus by reference have been audited by Haskell & White LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report, and are incorporated in this prospectus by reference in reliance upon such report given upon the authority of them as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses to be paid by us with respect to the sale and distribution of the securities being registered.  All of the amounts shown are estimates except for the SEC registration fee.  In addition, we may be charged additional listing fees by The NASDAQ Capital Market upon issuance of the securities being offered by this prospectus.

Amount(1)
SEC Registration Fee(2)	$3,930
Printing Expenses	2,500
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	5,000
Transfer Agent Fees	1,000
Miscellaneous	2,570
Total	$35,000

(1)         Does not include expenses of preparing any accompanying prospectus supplements, FINRA filing fee, listing fees, transfer agent fees and other expenses related to future offerings of particular securities.

(2)         Previously paid and covers the unsold securities pursuant to Rule 415(a)(6).

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933.

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	Any breach of their duty of loyalty to our company or our stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

•	Any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Our Bylaws also provide that we shall advance expenses incurred by a director or officer before the final disposition of any action or proceeding upon receipt of an undertaking from or on behalf of that director or officer to repay the advance if it is ultimately determined that he or she is not entitled to be indemnified. We have entered into and expect to continue to enter into agreements to indemnify our directors and executive officers as determined by the Board. These agreements generally provide for indemnification for all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by these individuals and arising out of the their service as our directors or executive officers (or in certain other capacities at our request) to the fullest extent permitted by the Delaware General Corporation Law and to any greater extent that such law may in the future permit. These agreements further provide procedures for the determination of the right to receive indemnification and the advancement of expenses. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance which reimburses us for expenses which we may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where we are unable to do so.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

EXHIBIT NUMBER

1.1	Form of Underwriting Agreement**

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-139679), filed December 26, 2006, as amended).

4.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K (File No. 001-33523), filed March 18, 2010).

4.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1A to the Quarterly Report on Form 10-Q (File No. 001-33523), filed August 14, 2008).

4.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-33523), filed December 4, 2012).

4.5

Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-33523), filed October 1, 2012).

4.6

Certificate of Designation of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-33523), filed March 20, 2013).

EXHIBIT NUMBER

4.7

Certificate of Designation of Preferences, Rights and Limitations of Series C 6% Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-33523), filed May 6, 2013).

4.8

Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-33523), filed December 23, 2013).

4.9	Form of Certificate of Designation of preferred stock**

4.10	Specimen preferred stock certificate**

4.11	Form of Warrant**

4.12	Form of Warrant Agreement**

4.13	Form of Debt Security**

4.14	Form of Warrant to Purchase Common Stock issued March 2013 (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K (File No. 001-33523), filed March 20, 2013).

5.1	Opinion of Dorsey & Whitney LLP*

23.1	Consent of Haskell & White LLP*

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in signature page)*

*   Filed herewith.

** To be filed by amendment to this registration statement or by a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)                                     If the registrant is relying on Rule 430B:

(A)                               Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)                               Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)                                  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)                                 That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant’s Annual Report under Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 19th day of September, 2014.

COMBIMATRIX CORPORATION

By:	/s/ MARK MCDONOUGH
Mark McDonough
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of CombiMatrix Corporation, a Delaware corporation, do hereby constitute and appoint Mark McDonough and Scott R. Burell and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK MCDONOUGH	President, Chief Executive Officer and Director (Principal Executive Officer)	September 19, 2014
Mark McDonough

/s/ SCOTT R. BURELL	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Chief Accounting Officer)	September 19, 2014
Scott R. Burell

Signature	Title	Date

/s/ R. JUDD JESSUP	Chairman of the Board	September 19, 2014
R. Judd Jessup

/s/ SCOTT GOTTLIEB, M.D.	Director	September 19, 2014
Scott Gottlieb, M.D.

/s/ ROBERT E. HOFFMAN	Director	September 19, 2014
Robert E. Hoffman

/s/ JEREMY M. JONES	Director	September 19, 2014
Jeremy M. Jones

INDEX OF EXHIBITS

EXHIBIT NUMBER

1.1	Form of Underwriting Agreement**

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-139679), filed December 26, 2006, as amended).

4.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K (File No. 001-33523), filed March 18, 2010).

4.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1A to the Quarterly Report on Form 10-Q (File No. 001-33523), filed August 14, 2008).

4.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-33523), filed December 4, 2012).

4.5

Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-33523), filed October 1, 2012).

4.6

Certificate of Designation of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-33523), filed March 20, 2013).

4.7

Certificate of Designation of Preferences, Rights and Limitations of Series C 6% Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-33523), filed May 6, 2013).

4.8

Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-33523), filed December 23, 2013).

4.9	Form of Certificate of Designation of preferred stock**

4.10	Specimen preferred stock certificate**

4.11	Form of Warrant**

4.12	Form of Warrant Agreement**

4.13	Form of Debt Security**

4.14	Form of Warrant to Purchase Common Stock issued March 2013 (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K (File No. 001-33523), filed March 20, 2013).

EXHIBIT NUMBER

5.1	Opinion of Dorsey & Whitney LLP*

23.1	Consent of Haskell & White LLP*

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in signature page)*

*   Filed herewith.

** To be filed by amendment to this registration statement or by a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.